Exhibit 99.1

Interline Announces Tender Offer and Consent Solicitation

JACKSONVILLE, Fla., Nov. 1, 2010 (GLOBE NEWSWIRE) -- Interline Brands, Inc., a Delaware corporation (NYSE:IBI) ("Interline"), announced today the commencement of a cash tender offer by its wholly owned subsidiary, Interline Brands, Inc., a New Jersey corporation (the "Company"), for any and all of its outstanding 8 1/8% Senior Subordinated Notes due 2014 (the "Notes"). Currently, there is approximately $150.7 million aggregate principal amount of the Notes outstanding. The tender offer is being made pursuant to an Offer to Purchase and Consent Solicitation Statement, dated November 1, 2010. The offer will expire at 11:59 p.m., New York City time, on November 30, 2010, unless extended or earlier terminated (the "Expiration Time").

Holders who validly tender their Notes on or prior to the consent deadline of 5:00 p.m., New York City time, on November 15, 2010 (the "Consent Deadline"), and whose Notes are accepted for payment, will receive total consideration equal to $1,043.13 per $1,000 principal amount of the Notes (the "Total Consideration"), plus any accrued and unpaid interest on the Notes up to, but not including, the initial settlement date. The Total Consideration includes a consent payment of $30.00 per $1,000 principal amount of the Notes (the "Consent Payment"). Tendered Notes may be withdrawn and consents may be revoked in accordance with the terms of the Tender Offer prior to 5:00 p.m., New York City time, on November 15, 2010, but not thereafter, other than as required by applicable law, unless such time is extended by us in our sole discretion (such time, as may be extended, the "Withdrawal Deadline").

Holders who validly tender their Notes after the Consent Deadline, but on or prior to the Expiration Time, and whose Notes are accepted for payment, will receive the tender consideration equal to $1,013.13 per $1,000 principal amount of the Notes (the "Tender Consideration"), plus any accrued and unpaid interest on the Notes up to, but not including, the final settlement date. Holders of Notes who tender after the Consent Deadline will not receive the Consent Payment.

As part of the tender offer, the Company is also soliciting consents from the holders of the Notes for certain proposed amendments that would eliminate substantially all restrictive covenants and certain events of default contained in the indenture governing the Notes. Adoption of the proposed amendments with respect to the Notes requires the consent of the holders of at least a majority of the outstanding principal amount of the Notes. Holders who tender their Notes will be deemed to consent to the proposed amendments and holders may not deliver consents to the proposed amendments without tendering their Notes in the tender offer. The consent solicitation is being made pursuant to the Offer to Purchase and Consent Solicitation Statement, which more fully set forth the terms and conditions of the consent solicitation.

The tender offer is subject to customary conditions, including, among other things, a financing condition and the receipt of requisite consents.

Provided that the conditions to the tender offer, including the financing condition and consent condition, have been satisfied or waived, the Company will pay for Notes purchased in the tender offer, together with accrued interest, on either the initial settlement date or the final settlement date, as applicable. Holders of Notes that have been validly tendered and accepted by the Company by the Consent Deadline will receive the Total Consideration and will be paid on the initial settlement date, which is expected to be promptly after satisfaction of the financing condition and following the Consent Deadline, provided that all other conditions to the offer have been satisfied or waived at such time. Holders of Notes that have been validly tendered and accepted by the Company after the Consent Deadline, but on or prior to the Expiration Time, will receive the Tender Consideration only, and will be paid on the final settlement date, which is expected to be promptly after the date on which the Expiration Time occurs.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The tender offer and consent solicitation are only being made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement. The tender offer and consent solicitation are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Company, the dealer managers and solicitation agents, the information agent and depositary or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the tender offer or deliver their consent to the proposed amendments.

The Company has engaged Barclays Capital Inc. and J.P. Morgan Securities LLC to act as dealer managers and solicitation agents for the tender offer and consent solicitation and D.F. King & Co., Inc. to act as information agent and depositary for the tender offer. Requests for documents may be directed to D.F. King and Co., Inc. at (800) 431-9645 (toll free) or (212) 269-5550 (collect). Questions regarding the tender offer or consent solicitation may be directed to Barclays Capital Inc. at (800) 438-3242 (toll free) or (212) 528-7581 (collect) or to J.P. Morgan Securities LLC at (800) 245-8812 (toll free) or (212) 270-3994 (collect).

About Interline Brands, Inc.

Interline Brands, Inc. is a leading distributor and direct marketer with headquarters in Jacksonville, Florida. Interline provides maintenance, repair and operations products to a diversified customer base made up of facilities maintenance professionals, professional contractors, and specialty distributors primarily throughout North America, Central America and the Caribbean.

Safe Harbor Statements

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. Interline has tried, whenever possible, to identify these forward-looking statements using words such as "projects," "anticipates," "believes," "estimates," "expects," "plans," "intends," and similar expressions. Similarly, statements herein that describe Interline's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. The risks and uncertainties involving forward-looking statements include the risks described in Interline's Annual Report on Form 10-K for the fiscal year ended December 25, 2009 and its Quarterly Reports on Form 10-Q for the quarters ended March 26, 2010, June 25, 2010 and September 24, 2010. These statements reflect Interline's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time.

CONTACT: Interline Brands, Inc.

Lev Cela

904-421-1441